Execution Copy

                         NAPARLO DEVELOPMENT AGREEMENT


                                                         February 7, 1996

C&N Dining, Inc.
123 Samuel Sharpe
Williamsburg, VA  23185
Attention: Joseph J. Naparlo

Dear Jay:

         In connection with the sale of certain Burger King Corporation ("BKC") restaurants by you and your affiliates (the "Sellers") pursuant to the terms of the Purchase and Sale Agreement, dated as of November 30, 1995 (the "Purchase Agreement"), between the Sellers and AmeriKing Virginia Corporation I ("AVCI"), you have identified the sites set forth on Annex A hereto (the "Sites") as properties with the potential for development as BKC restaurants.

         AVCI desires to engage you and your affiliates, as consultants, in connection with AVCI's development of the real estate at the Sites and other properties in Virginia and North Carolina. By your execution and delivery of this letter agreement (the "Agreement"), you hereby agree to use your best efforts to (i) assign to AVCI or its affiliates all of your right, title and interest in the real estate at the Sites, other than any interest you may have in the Sites which arises out of any applicable BKC Target Reservation Agreement, which we hereby acknowledge and agree is nonassignable, (the "Properties"), (ii) obtain, including from third parties in connection with dual use Sites, sufficient approvals, consents and assignments (the "Approvals"), in each case sufficient to permit the development and operation by AVCI of a BKC restaurant at the Sites, and (iii) assist AVCI in identifying, obtaining title to and developing any other properties in Virginia and North Carolina that have potential for development as BKC restaurants.

         As consideration for your engagement hereunder, AVCI will pay you (i) a consultant's fee of $200,000 over a one year period to be paid in monthly installments in arrears of $16,666.67 and (ii) a developer's fee of $40,000 for each property as described above that is developed by you or your affiliates, payable upon the opening of a BKC restaurant by AVCI on such property. In the event that you elect to terminate your efforts to acquire any of the Properties, you shall give AVCI 90 days notice of such termination, and AVCI shall thereupon have 90 days to pay you any consulting fees that accrued but remained unpaid up to the date of your termination. In the event that BKC prohibits AVCI or its affiliates from acting as a franchisee with respect to any Site or other property, AVCI agrees (i) to pay your documented expenses in connection with your efforts to develop the Properties and obtain the Approvals for each such Site and (ii) that your activities pursuant to your engagement hereunder with respect to such Sites shall not be deemed to constitute a breach of your obligations pursuant to Section 4.9 of the Purchase Agreement.

         Please acknowledge your agreement with the terms and conditions set forth in this Agreement by executing the Agreement where indicated below.


                                            AMERIKING VIRGINIA CORPORATION I



                                            --------------------------------
                                            By:
                                            Title:



ACKNOWLEDGED AND AGREED:


- -----------------------
Joseph J. Naparlo